Filed in the Office of	Business Number C5815-1986
Barbara K. Cegavske	Filing Number 20222308556
Secretary of State State Of Nevada	Filed On 5/6/2022 2:34:00 PM
	Number of Pages 15

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☒ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: AMERICAN INTERNATIONAL HOLDINGS CORP. Entity or Nevada Business Identification Number (NVID): C5815-1986
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series A Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock are issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See resolution attached as Exhibit A hereto.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 05/06/2022

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

SECOND AMENDED AND RESTATED
CERTIFICATE OF DESIGNATIONS
OF
AMERICAN INTERNATIONAL HOLDINGS CORP.
ESTABLISHING THE DESIGNATIONS, PREFERENCES,
LIMITATIONS AND RELATIVE RIGHTS OF ITS
SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statutes (the "**NRS**"), American International Holdings Corp., a corporation organized and existing under the NRS (the "**Company**"),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, as amended, and pursuant to Section 78.1955 of the NRS, the Board of Directors, by unanimous written consent of all members of the Board of Directors on May 6, 2022, duly adopted this *Second Amended and Restated Certificate of Designations of International American Holdings Corp. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series A Preferred Stock*, by adoption of a resolution which reads as follows, which shall amend, replace and supersede the *Amended and Restated Certificate of Designations of International American Holdings Corp. Establishing the Designations, Preferences, Limitations and Relative Rights of its Series A Preferred Stock,* previously filed by the Company with the Secretary of State of Nevada on May 18, 2020 (the "**Prior Preferred Stock Designation**"), which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors of the Company by the provisions of the Articles of Incorporation, of the Company, as amended, and Section 78.1955 of the NRS, a series of the preferred stock, par value $0.0001 per share, of the Company be, and it hereby is, established; and it is further

RESOLVED, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of "**Series A Convertible Preferred Stock**"; and it is further

RESOLVED, that the Series A Convertible Preferred Stock shall consist of One Million (1,000,000) shares; and it is further

RESOLVED, that the Series A Convertible Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth in this Certificate of Designation (the "**Designation**" or the "**Certificate of Designation**") below, which shall amend, replace and supersede the Prior Preferred Stock Designation in its entirety:

The Series A Convertible Preferred Stock is sometimes referred to in this Certificate of Designation as the "**Series A Preferred Stock**".

DESIGNATION OF SERIES; RANK. The shares of such series of Series A Preferred Stock shall be designated as the "**Series A Preferred Stock**" and the number of shares initially constituting such series shall be One Million (1,000,000).

SECTION 1. Definitions. In addition to other terms defined throughout this Designation, the following terms have the meanings set forth below when used herein.

i. "**Business Day**" means any day except Saturday, Sunday or any day on which banks are authorized by law to be closed in the City of Dallas, Texas.

ii. "**Common Stock**" shall mean the common stock, $0.0001 par value per share of the Company.

iii. "**Conversion Shares**" means the aggregate of all shares of Common Stock issued upon Conversion of the Series A Preferred Stock by all Holders through the date of determination.

iv. "**Conversion Percentage**" equals (x) the total Conversion Shares divided by (y) the total Outstanding Shares, immediately subsequent to such applicable Conversion, which shall never be more than the Preferred Stock Percentage, as of such applicable date of determination.

v. "**Converted Percentage**" means the sum of each Conversion Percentage relating to each Conversion of Series A Preferred Stock shares (where Conversion Shares were actually delivered to a Holder) through such date of determination.

vi. "**Holder**" shall mean the person or entity in which the Series A Preferred Stock is registered on the books of the Company, which shall initially be the person or entity which such Series A Preferred Stock is issued to, and shall thereafter be permitted and legal assigns which the Company is notified of by the Holder and which the Holder has provided a valid legal opinion in connection therewith to the Company and to whom such Preferred Stock Shares are legally transferred.

vii. "**Outstanding Shares**" shall mean, with respect to any date of determination, the aggregate of the total number of shares of Common Stock outstanding as of such date, without regard to any contingently issuable shares, or any shares issuable upon exercise of outstanding options or convertible securities.

viii. "**Person**" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

ix. "**Preferred Stock Certificates**" means the stock certificate(s) issued by the Company representing the applicable Series A Preferred Stock shares.

x. "**Preferred Stock Percentage**" means 60%.

xi. "**Pro Rata Share**" means, with respect any Holder, the quotient (in percentage terms) obtained by dividing (i) the number of Series A Preferred Stock shares held of record by such Holder at the time of determination and (ii) the number of shares of Series A Preferred Stock issued and outstanding at the time of such determination.

xii. "**Recapitalization**" shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event described in Sections **Error! Reference source not found.** through **Error! Reference source not found.**.

xiii. "**Remaining Percentage Conversion Shares**" means a number of shares of Common Stock as equals (x) (a) the Preferred Stock Percentage, minus (b) the Converted Percentage, multiplied by (y) the Outstanding Shares, divided by (z) the Total Preferred Shares, rounded up the nearest whole share, each as of any date of determination.

xiv. "**Restricted Shares**" means shares of the Company's Common Stock which are restricted from being transferred by the Holder thereof unless the transfer is effected in compliance with the Securities Act and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar)):

The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts.

xv. "**Total Preferred Shares**" means the total number of shares of Series A Preferred Stock then outstanding.

xvi. "**Transfer Agent**" means initially, the Company, which will be serving as its own transfer agent for the Series A Preferred Stock, but at the option of the Company from time to time, may also mean any transfer agent which the Company may use for its Series A Preferred Stock.

SECTION 2. DIVIDENDS. The Holder(s) of the Series A Preferred Stock shall not be entitled to receive dividends paid on the Company's Common Stock.

SECTION 3. LIQUIDATION PREFERENCE. The Holder(s) of the Series A Preferred Stock shall not be entitled to any liquidation preference.

SECTION 4. VOTING.

4.1 Voting Rights. The Holders of the Series A Preferred Stock will have the voting rights as described in this Section 4, except as otherwise required by law. Each outstanding share of Series A Preferred Stock shall have the vote, on all shareholder matters (including, but not limited to at every meeting of the stockholders of the Company and upon any action taken by stockholders of the Company with or without a meeting), that number of total voting shares as equals the total number of shares of Common Stock which are issuable upon Conversion of such share of Series A Preferred Stock (as discussed and described in Section 5 below), without regard to the Individual Conversion Limitation (the "**Total Series A Vote**"). All Series A Shares shall vote together with the Common Stock on all shareholder matters as its own voting class.

4.2 Amendments to Articles of Incorporation and Bylaws. So long as the Series A Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the Holders of at least 66-2/3% of all outstanding shares of Series A Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Series A Preferred Stock, (ii) effect any reclassification of the Series A Preferred Stock, or (iii) designate any additional series of preferred stock, the designation of which adversely effects the rights, privileges, preferences or limitations of the Series A Preferred Stock set forth herein.

4.3 Amendment of Rights of Series A Preferred Stock. The Company shall not, without the affirmative vote of the Holders of at least 66-2/3% of all outstanding shares of the Series A Preferred Stock, amend, alter or repeal any provision of this Certificate of Designation, PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Series A Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series A Preferred Stock.

SECTION 5. CONVERSION RIGHTS. The Series A Preferred Stock shall have conversion rights as follows (the "**Conversion Rights**"):

5.1 Holder Conversion.

(a) From time to time, each Holder shall have the right to convert each share of Series A Preferred Stock then held by such Holder into a number of fully-paid, non-

assessable shares of Common Stock of the Company equal to such Holder's Pro Rata Share of the Remaining Percentage Conversion Shares (the "**Holder's Percentage**")(provided that such Holder may effect Conversions for less than the entire amount of the Holder's Percentage)(each a "**Conversion**" and such conversion option, the "**Conversion Option**"). The Conversion Option may be exercised from time to time by and at the option of the Holder until Holder does not hold any shares of Series A Preferred Stock. The Company shall provide each Holder written notice of the Outstanding Shares from time to time, promptly upon request. In order to effectuate the Conversion under this Section 5.1, the Holder must provide the Company a written notice of conversion in the form of Exhibit A hereto (the "**Notice of Conversion**"). The Notice of Conversion must be dated no earlier than three Business Days from the date the Notice of Conversion is actually received by the Company. There shall be no retroactive adjustment of the Holder's Percentage for any change in such percentage after the date that any shares of Series A Preferred Stock are converted hereunder. No individual Conversion by any individual Holder shall be in an amount greater than 9.99% of the outstanding Common Stock of the Company on the date of the Notice of Conversion (the "**Individual Conversion Limitation**").

(b) Mechanics of Conversion. In order to effect a Conversion, a Holder shall fax or email a copy of the fully executed Notice of Conversion to the Company (or in the discretion of the Company, the Transfer Agent). Upon receipt by the Company of a facsimile or emailed copy of a Notice of Conversion from a Holder, the Company (or the Transfer Agent) shall promptly send, via facsimile or email, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Company (or the Transfer Agent) expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Company (or the Transfer Agent) regarding the Conversion. The Holder shall surrender, or cause to be surrendered, the Preferred Stock Certificates representing the applicable Series A Preferred Stock shares being converted, duly endorsed, to the Company (or the Transfer Agent) at the address listed above (or the address of the Transfer Agent for the Series A Preferred Stock, if the Company is not serving as its own Transfer Agent for such Series A Preferred Stock) within three business days of delivering the fully executed Notice of Conversion. The Company shall not be obligated to issue shares of Common Stock upon a Conversion unless either (x) the Preferred Stock Certificates; or (y) the Lost Certificate Materials described in Section 0, below have been previously received by the Company or its Transfer Agent, unless such shares of Series A Preferred Stock are held in book-entry/non-certificated form. In the event the Holder has lost or misplaced the certificates evidencing the Preferred Stock, the Holder shall be required to provide the Company or the Company's Transfer Agent (as applicable) with whatever documentation and fees each may require to re-issue the Preferred Stock Certificates and shall be required to provide such re-issued Preferred Stock Certificates to the Company within three business days of delivering the Notice of Conversion (the "**Delivery Period**").

(c) Restricted Shares. Unless the Shares are covered by a valid and effective registration under the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder (the "**Securities Act**") or the Notice of Conversion provided by the Holder includes a valid opinion from an attorney stating that such

shares of Common Stock issuable in connection with the Notice of Conversion can be issued free of restrictive legend, which shall be determined by the Company in its sole discretion, such Shares shall be Restricted Shares. In the event such Shares are separately covered by a contractual lock-up and/or restriction, such Shares shall be issued, in the discretion of the Company, with a legend disclosing such contract lock-up and/or restriction.

(d) Delivery of Common Stock upon Conversion. Upon the receipt of a Notice of Conversion, the Company (itself, or through its Transfer Agent) shall, no later than the fifth business day following the date of such receipt (subject to the surrender of the Preferred Stock Certificates by the Holder within the period described in Section 5.1(b) or, in the case of lost, stolen or destroyed certificates, after provision of the Lost Certificate Materials), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the Holder or its nominee (x) a certificate representing the Shares and (y) a certificate representing the number of shares of Series A Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Company's Transfer Agent is participating in the Depository Trust Company ("**DTC**") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the Holder thereof is not then required to return such certificate for the placement of a legend thereon, the Company shall cause its Transfer Agent to promptly electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("**DTC Transfer**"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Company shall deliver as provided above to the Holder physical certificates representing the Common Stock issuable upon Conversion. Further, a Holder may instruct the Company to deliver to the Holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(e) Failure to Provide Preferred Stock Certificates. In the event the Holder provides the Company with a Notice of Conversion, but fails to provide the Company with the Preferred Stock Certificates or the Lost Certificate Materials (as defined in Section 0 below), by the end of the Delivery Period, the Notice of Conversion shall be considered void and the Company shall not be required to comply with such Notice of Conversion, unless such shares of Series A Preferred Stock are held in book entry/non-certificate form.

(f) Conversion Disputes. In the case of any dispute with respect to a Conversion, the Company shall promptly issue such number of shares of Common Stock in accordance herewith as are not disputed. If such dispute is not promptly resolved by discussion between the Holder and the Company, the Company shall submit the disputed issues to an independent outside accountant (reasonably acceptable to the Holder) within ten (10) Business Days of receipt of the Notice of Conversion. The accountant, at the Company's expense, shall promptly audit the calculations and notify the converting Holder and the Company of the results no later than five (5) Business Days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Company shall then issue the appropriate number of shares of Common Stock in accordance with the above.

5.2 ***Fractional Shares***. If any Conversion of Series A Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series A Preferred Stock being converted pursuant to a given Notice of Conversion), then, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be rounded up to the nearest whole number of shares.

5.3 ***Taxes.*** The Company shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon Conversion in a name other than that in which the shares of the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid. The Company shall withhold from any payment due whatsoever in connection with the Series A Preferred Stock any and all required withholdings and/or taxes the Company, in its sole discretion deems reasonable or necessary, absent an opinion from Holder's accountant or legal counsel, acceptable to the Company in its sole determination, that such withholdings and/or taxes are not required to be withheld by the Company.

5.4 ***No Impairment.*** The Company will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holders of Series A Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section shall prohibit the Company from amending its Articles of Incorporation, subject to the other terms of this Designation, with the requisite consent of its shareholders and the Board of Directors, provided that such amendment will not prohibit the Company from having sufficient authorized shares of Common Stock to permit Conversion hereunder.

5.5 ***Reservation of Stock Issuable Upon Conversion.*** The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company will use its commercially reasonable efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

SECTION 6. NOTICES. Any notice required hereby to be given to the Holders of shares of the Series A Preferred Stock shall be deemed given if deposited in the United States mail,

postage prepaid, and addressed to each Holder of record at his, her or its address appearing on the books of the Company.

SECTION 7. PROTECTIVE PROVISIONS. Subject to the rights of series of preferred stock which may from time to time come into existence, so long as any shares of Series A Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by written consent, as provided by law) of the Holders of a majority of the then outstanding shares of Series A Preferred Stock, voting together as a class:

(a) Issue any additional shares of Series A Preferred Stock after the original issuance of shares of Series A Preferred Stock;

(b) Increase or decrease the total number of authorized or designated shares of Series A Preferred Stock;

(c) Effect an exchange, reclassification, or cancellation of all or a part of the Series A Preferred Stock;

(d) Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Preferred Stock; or

(e) Alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Certificate of Designations.

PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Series A Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series A Preferred Stock.

SECTION 8. TRANSFER RESTRICTIONS. Each Holder agrees that they shall not Transfer any shares of Series A Preferred Stock they hold to any Person. "**Transfer**" means directly or indirectly (a) offering for sale, selling, pledging, hypothecating, transferring, assigning or otherwise disposing of (or enter into any transaction or device that is designed to, or could be expected to, result in the sale, pledge, hypothecation, transfer, assignment or other disposition at any time) (including, without limitation, by operation of law); or (b) entering into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the benefits or risks of ownership of the applicable securities, whether any such transaction is to be settled by delivery of securities or other securities, in cash or otherwise. In furtherance of the foregoing, the Company and its Transfer Agent are hereby authorized (i) to decline to make any Transfer of securities if such Transfer would constitute a violation or breach of this Section 9; and (ii) to

imprint on any certificate representing Series A Preferred Stock with a legend describing the restrictions contained herein.

SECTION 9. NO OTHER RIGHTS OR PRIVILEGES. Except as specifically set forth herein, the Holders of the Series A Preferred Stock shall have no other rights, privileges or preferences with respect to the Series A Preferred Stock.

SECTION 10. REPLACEMENT PREFERRED STOCK CERTIFICATES. In the event that any Holder notifies the Company that a Preferred Stock Certificate evidencing shares of Series A Preferred Stock has been lost, stolen, destroyed or mutilated, the Company shall issue a replacement stock certificate evidencing the Series A Preferred Stock identical in tenor and date (or if such certificate is being issued for shares not covered in a redemption or conversion, in the applicable tenor and date) to the original Preferred Stock Certificate evidencing the Series A Preferred Stock, provided that the Holder executes and delivers to the Company and/or its Transfer Agent, as applicable, an affidavit of lost stock certificate and an agreement reasonably satisfactory to the Company and its Transfer Agent to indemnify the Company from any loss incurred by it in connection with such Series A Preferred Stock certificate, and provides the Company and/or its Transfer Agent such other information, documents and if applicable, bonds and indemnities as the Company or its Transfer Agent customarily requires for reissuances of stock certificates (collectively the "**Lost Certificate Materials**"); provided, however, the Company shall not be obligated to re-issue replacement stock certificates if the Holder contemporaneously requests the Company to convert or redeem the full number of shares evidenced by such lost, stolen, destroyed or mutilated certificate.

SECTION 11. STOCK SPLIT. Upon the filing and effectiveness of this Designation with the Secretary of State of the State of Nevada (the "**Effective Time**") each outstanding share of Series A Preferred Stock of the Company (the "**Old Stock**") shall be automatically split up, reclassified and converted into 1,000,000 shares of Series A Preferred Stock (the "**New Stock**"). This stock split of the outstanding shares of Series A Preferred Stock shall not affect the total number of shares of Series A Preferred Stock that the Company is authorized to issue, which shall remain as set forth above, or the voting or conversion rights set forth herein. The forward split of the Old Stock effected by the foregoing paragraph shall be referred to herein as the "**Forward Split**." The Forward Split shall occur without any further action on the part of the Company or the holders of shares of Old Stock or New Stock and whether or not certificates representing such holders' shares prior to the Forward Split are surrendered for cancellation. No fractional interest in a share of New Stock shall be deliverable upon the Forward Split and instead, stockholders who otherwise would have been entitled to receive any fractional interests in the New Stock, in lieu of receipt of such fractional interest, shall receive one whole share of New Stock (i.e., each fractional share remaining after the Forward Split, as calculated on a stockholder-by-stockholder basis, shall be rounded up to the nearest whole share)("**Rounding**"). Except where the context otherwise requires, all references to "**Series A Preferred Stock**" in this Designation shall be to the New Stock.

SECTION 12. MISCELLANEOUS.

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) All Common Stock share amounts and conversions relating to this Designation shall be retroactively adjusted for any forward or reverse stock split, recapitalization or stock dividend associated with the Common Stock, as equitably determined by the good faith determination of the Board of Directors of the Company.

(c) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(d) Except as may otherwise be required by law, the shares of the Series A Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

NOW THEREFORE BE IT RESOLVED, that the Certificate of Designations is hereby approved, affirmed, confirmed, and ratified; and it is further

RESOLVED, that each officer of the Company be and hereby is authorized, empowered and directed to execute and deliver, in the name of and on behalf of the Company, any and all documents, and to perform any and all acts necessary to reflect the Directors' approval and ratification of the resolutions set forth above and this Certificate of Designations; and it is further

RESOLVED, that in addition to and without limiting the foregoing, each officer of the Company and the Company's attorney be and hereby is authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Company, all such instruments and documents as he may deem appropriate in order to effect the purpose or intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all action heretofore taken by such person in connection with the subject of the foregoing recitals

and resolutions be, and it hereby is approved, ratified and confirmed in all respects as the act and deed of the Company; and it is further

[Remainder of page left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the Company has approved and caused this "**Second Amended and Restated Certificate of Designation of American International Holdings Corp. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series A Convertible Preferred Stock**" to be duly executed and approved this 6th day of May 2022.

American International Holdings Corp.

By: Jacob D. Cohen ______________

Its: **President and CEO**

Printed Name: **Jacob Cohen**

Exhibit A

NOTICE OF CONVERSION

This Notice of Conversion is executed by the undersigned holder (the "**Holder**") in connection with the conversion of shares of the Series A Convertible Preferred Stock of American International Holdings Corp. (the "Company"), pursuant to the terms and conditions of that certain Second Amended and Restated Certificate of Designations of International American Holdings Corp. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series A Convertible Preferred Stock (the "**Designation**"), approved by the Board of Directors of the Company on May 6, 2022. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Designation.

Conversion: In accordance with and pursuant to such Designation, the Holder hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of Common Stock of the Company as of the date specified below.

Date of Conversion: ______________

Number of Preferred Shares Held by Holder: __________________

Amount Being Converted Hereby: ________

Common Stock Shares Due:________________

Preferred Shares Held After Conversion: _________

Delivery of Shares: Pursuant to this Notice of Conversion, the Company shall deliver the applicable number of shares of Common Stock (the "**Shares**") issuable in accordance with the terms of the Designation as set forth below. If Shares are to be issued in the name of a person other than the Holder, the Holder will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. The Holder acknowledges and confirms that the Shares issued pursuant to this Notice of Conversion will, to the extent not previously registered by the Company under the Securities Act, be Restricted Shares, unless the Shares are covered by a valid and effective registration under the Securities Act or this Notice of Conversion includes a valid opinion from an attorney stating that such Shares can be issued free of restrictive legend, which shall be determined by the Company in its sole discretion.

If stock certificates are to be issued, in the following name and to the following address:

Authority: Any individual executing this Notice of Conversion on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Notice of Conversion on behalf of such entity.

____
(Print Name of Holder)

By/Sign: _______________________

Print Name: _____________________

Print Title: ______________________